Exhibit 15
The Board of Directors and Shareholders of Harris Corporation
     We are aware of the incorporation by reference in the following Registration Statements of Harris Corporation of our reports dated October 31, 2008, February 6, 2009 and May 8, 2009 relating to the unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Form 10-Q for the quarters ended September 26, 2008, January 2, 2009 and April 3, 2009:

Form S-8	No. 333-75114	Harris Corporation Retirement Plan
Form S-8	Nos. 33-37969; 33-51171; and 333-07985	Harris Corporation Stock Incentive Plan
Form S-8	No. 333-49006	Harris Corporation 2000 Stock Incentive Plan
Form S-8	No. 333-130124	Harris Corporation 2005 Equity Incentive Plan

/s/ Ernst & Young LLP
Certified Public Accountants

West Palm Beach, Florida
May 8, 2009